Exhibit 99.1

Polo Ralph Lauren Reports Second Quarter Fiscal 2010 Results

•	Second Quarter Revenues Were $1.4 billion
•	Second Quarter Diluted EPS Increased 11% to $1.75
•	The Company Updates Its Fiscal 2010 Outlook

NEW YORK--(BUSINESS WIRE)--Nov. 3, 2009--Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $178 million, or $1.75 per diluted share, for the second quarter of Fiscal 2010, compared to net income of $161 million, or $1.58 per diluted share, for the second quarter of Fiscal 2009.

Net income for the first six months of Fiscal 2010 declined 1% to $254 million from $256 million in the comparable period last fiscal year. Net income per diluted share of $2.51 in the first six months of Fiscal 2010 was equivalent to the prior year period.

"Today’s results confirm the resilience and vitality of our strategy and demonstrate the superb execution of our management team," said Ralph Lauren, Chairman and Chief Executive Officer. "We continue to invest in our competitive advantages in design and marketing and to grow our presence around the world, which is helping to mitigate sustained market challenges. We are operating today as a leaner, stronger organization than ever before, even as our long-term growth prospects remain compelling," Mr. Lauren added.

"Our results have exceeded our expectations for the first half of the year, reflecting market share gains across products and regions and disciplined operational management," said Roger Farah, President and Chief Operating Officer. "In the back half of Fiscal 2010, we will continue to invest in high growth international markets and exciting new product categories, both critical components of our long-term strategic objectives. We are raising our sales expectations for the remainder of the year, but we continue to be cautious with our outlook and are planning accordingly. Nevertheless, our global teams are engaged to read and react to evolving market trends as we have done successfully in the first half of the year."

Second Quarter and First Half Fiscal 2010 Income Statement Review

Net Revenues. Net revenues for the second quarter of Fiscal 2010 were $1.4 billion, 4% below net revenues for the comparable period last year. The decline in net revenues primarily reflects lower domestic wholesale sales, a reduction in same-store sales at the Company’s retail segment and an approximate 1% net unfavorable effect of foreign currency translation that more than offset the wholesale contribution of formerly licensed childrenswear and golf apparel products in Japan and low single-digit constant currency growth in Europe.

First half net revenues were $2.4 billion, 6% below the comparable period of Fiscal 2009. The decline in net revenues is primarily attributable to lower domestic wholesale revenues, a reduction in same-store sales at the Company’s retail segment and an approximate 1% net unfavorable effect of foreign currency translation

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that more than offset the wholesale contribution of formerly licensed childrenswear and golf apparel products in Japan and low single-digit constant currency growth in Europe.

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Wholesale Sales. Wholesale sales of $815 million were 4% below the prior year period. Lower global shipment volumes and the net unfavorable effect of foreign currency translation more than offset the incremental benefit of formerly licensed childrenswear and golf apparel products in Japan.

For the first six months of Fiscal 2010, wholesale sales were $1.3 billion, 6% below the first half of Fiscal 2009. The year-over-year decline in wholesale sales reflects lower global shipment volumes and the net unfavorable effect of foreign currency translation that more than offset the incremental benefit of formerly licensed childrenswear and golf apparel products in Japan.

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Retail Sales. Retail sales declined 3% to $513 million from $531 million in the second quarter last year, reflecting a net reduction in comparable store sales and the net unfavorable effect of foreign currency translation. Comparable store sales, which include RalphLauren.com, declined 6%, reflecting reductions of 18% at Ralph Lauren stores, 4% at factory stores and 3% at Club Monaco stores. RalphLauren.com sales increased 12% in the second quarter of Fiscal 2010.

Retail sales in the first half were $976 million, 5% below the first half last fiscal year. Comparable store sales for the first half of Fiscal 2010 declined 7%, reflecting reductions of 21% at Ralph Lauren stores, 4% at factory stores and 9% at Club Monaco stores. RalphLauren.com sales grew 13% over the comparable six month period last year.

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Licensing. Licensing royalties declined 10% to $47 million from $52 million in the second quarter last year. A decline in Japanese product licensing revenues associated with the Company assuming direct control of certain product categories in Japan and lower fragrance and home product licensing revenues were partially offset by higher Chaps licensing royalties.

Licensing royalties in the first half of Fiscal 2010 were down 11% to $88 million from $99 million in the prior year period. A decline in Japanese product licensing revenues associated with the Company assuming direct control of certain product categories in Japan and lower fragrance and home product licensing revenues were partially offset by higher Chaps licensing royalties.

Gross Profit. Gross profit of $785 million for the second quarter was essentially in line with the prior year period. The gross profit rate increased 190 basis points to 57.1% from 55.2% in the second quarter last year. The expansion in the gross profit rate reflects improved wholesale and retail segment margins, particularly in international markets, as well as supply chain cost savings initiatives.

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Gross profit for the first half of Fiscal 2010 declined 3% to $1.4 billion. First half gross profit rate of 57.8% was 170 basis points greater than the prior year, primarily due to higher wholesale and retail segment margins, particularly in international markets, as well as supply chain cost savings initiatives.

Operating Expenses. Operating expenses declined 1% in the second quarter to $539 million from $545 million in the second quarter of Fiscal 2009. Operating expense margin was 39.2%, 100 basis points greater than last year, primarily as a result of lower sales and incremental expenses associated with business expansion that were partially offset by Company-wide expense savings initiatives.

Operating expenses in the first half of Fiscal 2010 were $1.0 billion, 1% below the prior year period. Operating expense margin was 42.7%, 190 basis points greater than the first half of Fiscal 2009, primarily due to lower sales and incremental expenses associated with business expansion that were partially offset by Company-wide expense savings initiatives.

Operating Income. Operating income for the second quarter of Fiscal 2010 rose 1% to $246 million from $243 million in the second quarter last year. The operating margin was 17.9%, representing a 90 basis point improvement compared to the second quarter last year, primarily due to the higher gross profit margin and expense savings initiatives described above that were partially offset by lower sales volumes and higher operating expenses associated with business expansion.

For the first half of Fiscal 2010, operating income declined 7% to $363 million from $390 million in the first half of Fiscal 2009. Operating margin rate for the first six months of Fiscal 2010 was 15.1%, 20 basis points below the prior year period.

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Wholesale Operating Income. Wholesale operating income increased 4% in the second quarter of Fiscal 2010 to $221 million from $212 million last year. Wholesale operating margin was 27.1% in the second quarter, 210 basis points greater than last year, primarily as a result of gross profit rate improvement and disciplined expense management that more than offset the impact of lower global shipment volumes.

Wholesale operating income declined 7% in the first half of Fiscal 2010 to $297 million from $319 million in the first half last year. Wholesale operating margin for the first half of Fiscal 2010 was 22.2%, 30 basis points below the first half last year, as lower global shipment volumes and expenses associated with integrating the Japanese childrenswear and golf apparel operations more than offset an improved wholesale segment gross profit rate and disciplined expense management.

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Retail Operating Income. Retail operating income was $64 million, 11% greater than the $57 million achieved in the second quarter of Fiscal 2009, and retail operating margin was 12.4% compared to 10.8% in the prior year period. The growth in retail operating income and the expansion in margin rate

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is a result of strong international and RalphLauren.com performance, in addition to expense reduction initiatives, that more than offset the decline in retail segment revenues.

Retail operating income increased 7% in the first half of Fiscal 2010 to $133 million from $125 million in the prior year period, and the retail operating margin was 13.7%, 150 basis points greater than the first half of Fiscal 2009. The growth in retail operating income and the expansion in margin rate is a result of strong international and RalphLauren.com performance, in addition to expense reduction initiatives, that more than offset the decline in retail segment revenues.

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Licensing Operating Income. Licensing operating income declined 12% to $24 million from $27 million in the second quarter of Fiscal 2009 as lower international licensing income more than offset improved profitability for domestic product licenses.

First half 2010 licensing operating income declined 4% to $49 million from $51 million in the prior year period as lower international licensing income more than offset improved profitability for domestic product licenses and lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

Net Income and Diluted EPS. Net income for the second quarter of Fiscal 2010 grew 10% to $178 million from $161 million last year. Net income per diluted share rose 11% to $1.75 per share from $1.58 last year. The growth in net income and diluted EPS results for the second quarter of Fiscal 2010 principally relates to an effective tax rate of 26.7%, 750 basis points below the prior year. The lower effective tax rate for the second quarter of Fiscal 2010 was primarily a result of the resolution of certain discrete tax items and a more favorable geographic income mix.

Net income for the first six months of Fiscal 2010 declined 1% to $254 million from $256 million last year. Net income per diluted share of $2.51 in the first six months of Fiscal 2010 was equivalent to the prior year period. The net income and diluted EPS results for the first half of Fiscal 2010 include the impact of a 28.6% effective tax rate, which is 580 basis points below the prior year period, a function of the resolution of certain discrete tax items and a more favorable geographic income mix.

Second Quarter Fiscal 2010 Balance Sheet Review

The Company ended the second quarter with $970 million in cash, cash equivalents and short-term and non-current investments, or $663 million in cash, cash equivalents and short-term and non-current investments net of debt ("net cash and investments"), compared to $528 million in cash, cash equivalents and short-term and non-current investments and $88 million in net cash and investments at the end of the second quarter of Fiscal 2009.

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During the second quarter, the Company repurchased approximately 0.9 million shares of Class A Common Stock, utilizing $60 million of its authorized share repurchase programs, and has approximately $206 million remaining under such programs. The Company had $35 million in capital expenditures in the second quarter, compared to $29 million in the prior year period. The second quarter ended with inventory down 1% to $610 million from $619 million in the second quarter of last year.

Global Retail Store Network

During the second quarter, the Company opened five directly operated stores and closed two directly operated stores. Over the last twelve months, the Company has opened twelve directly operated stores and closed twelve directly operated stores.

At the end of the second quarter, the Company operated 328 stores with a total of approximately 2.5 million square feet, both consistent with the prior year period. The current retail group consists of 87 Ralph Lauren stores, 62 Club Monaco stores, 168 Polo factory stores and 11 Rugby stores. In addition, at the end of the second quarter, international licensing partners operated 94 Ralph Lauren stores and 61 Club Monaco stores and dedicated shops.

Fiscal 2010 Outlook

Due to the better-than-expected revenue performance for the first six months of the year, the Company now expects Fiscal 2010 net revenues to decline by a mid single digit rate, which compares to prior guidance of a high single digit decline in net revenues. In the third quarter of Fiscal 2010, the Company expects net revenues to decline at a low single digit rate, inclusive of flat to low single digit comparable store sales growth for its retail segment. The Company expects operating expenses for the third quarter of Fiscal 2010 to grow at a high single digit rate from the prior year period, primarily reflecting incremental spending related to its Asia-Pacific initiatives and higher incentive compensation accruals.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, November 3, 2009, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing (719) 457-2710. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Second Quarter Fiscal Year 2010 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Tuesday, November 3, 2009 through 1:00 P.M. Eastern, Monday, November 9, 2009 by dialing (719) 457-0820 and entering passcode 4259973.

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POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	September 26,	March 28,	September 27,
	2009	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$423.5	$481.2	$417.6
Short-term investments	502.2	338.7	92.3
Accounts receivable, net of allowances	482.4	474.9	531.1
Inventories	610.4	525.1	619.3
Deferred tax assets	116.6	101.8	80.3
Prepaid expenses and other	116.0	135.0	125.9

Total current assets	2,251.1	2,056.7	1,866.5

Non-current investments	44.4	29.3	17.7
Property and equipment, net	643.7	651.6	692.4
Deferred tax assets	104.0	102.8	113.5
Goodwill	989.0	966.4	962.0
Intangible assets, net	342.2	348.9	350.8
Other assets	197.6	200.8	273.3

Total assets	$4,572.0	4,356.5	4,276.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$168.1	$165.9	$221.3
Income tax payable	77.5	35.9	46.4
Accrued expenses and other	487.6	472.3	467.4

Total current liabilities	733.2	674.1	735.1

Long-term debt	307.5	406.4	439.2
Non-current liability for unrecognized tax benefits	132.6	154.8	157.7
Other non-current liabilities	403.1	386.1	418.8

Total liabilities	1,576.4	1,621.4	1,750.8

Equity:
Common stock	1.1	1.1	1.1
Additional paid-in-capital	1,151.8	1,108.4	1,066.3
Retained earnings	2,709.9	2,465.5	2,325.5
Treasury stock, Class A, at cost	(1,041.2)	(966.7)	(966.2)
Accumulated other comprehensive income	174.0	126.8	98.7

Total equity	2,995.6	2,735.1	2,525.4

Total liabilities and equity	$4,572.0	$4,356.5	$4,276.2

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POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

		Three Months Ended
		September 26,		September 27,
		2009		2008

Wholesale Net Sales		$814.6		$846.2
Retail Net Sales		512.5		530.6

Net Sales		1,327.1		1,376.8

Licensing Revenue		47.1		52.1

Net Revenues		1,374.2		1,428.9

Cost of Goods Sold (a)		(589.4)		(640.7)

Gross Profit		784.8		788.2

Selling, General & Administrative Expenses (a)		(525.7)		(532.3)
Amortization of Intangible Assets		(5.2)		(5.0)
Impairment of Assets		(1.7)		(7.1)
Restructuring Charges		(6.3)		(0.9)
Total SG&A Expenses		(538.9)		(545.3)

Operating Income		245.9		242.9

Foreign Currency Gains (Losses)		(2.6)		2.7

Interest Expense		(5.6)		(6.1)

Interest and Other Income, Net		6.4		5.9

Equity in Income (Loss) of Equity-Method Investees		(1.8)		(0.8)

Income Before Provision for Income Taxes		242.3		244.6

Provision for Income Taxes		(64.8)		(83.6)

Net Income		$177.5		$161.0

Net Income Per Share - Basic		$1.79		$1.62

Net Income Per Share - Diluted		$1.75		$1.58

Weighted Average Shares Outstanding - Basic		99.4		99.3

Weighted Average Shares Outstanding - Diluted		101.6		101.8

Dividends declared per share		$$0.05		$$0.05

(a) Includes total depreciation expense of:	$	$(39.9)	$	$(42.0)

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POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Six Months Ended
	September 26,	September 27,
	2009	2008

Wholesale Net Sales	$1,334.1	$1,420.7
Retail Net Sales	975.5	1,023.0

Net Sales	2,309.6	2,443.7

Licensing Revenue	88.3	98.7

Net Revenues	2,397.9	2,542.4

Cost of Goods Sold (a)	(1,011.9)	(1,115.8)

Gross Profit	1,386.0	1,426.6

Selling, General & Administrative Expenses (a)	(1,004.6)	(1,018.8)
Amortization of Intangible Assets	(10.4)	(9.9)
Impairment of Assets	(1.7)	(7.1)
Restructuring Charges	(6.7)	(1.3)
Total SG&A Expenses	(1,023.4)	(1,037.1)

Operating Income	362.6	389.5

Foreign Currency Gains (Losses)	(1.7)	2.9

Interest Expense	(12.2)	(13.1)

Interest and Other Income, Net	9.2	13.1

Equity in Income (Loss) of Equity-Method Investees	(1.5)	(1.6)

Income Before Provision for Income Taxes	356.4	390.8

Provision for Income Taxes	(102.1)	(134.6)

Net Income	$254.3	$256.2

Net Income Per Share - Basic	$2.56	$2.58

Net Income Per Share - Diluted	$2.51	$2.51

Weighted Average Shares Outstanding - Basic	99.3	99.4

Weighted Average Shares Outstanding - Diluted	101.5	102.0

Dividends declared per share	$0.10	$0.10

(a) Includes total depreciation expense of:	$(79.0)	$(83.2)

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POLO RALPH LAUREN CORPORATION

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended September 26, 2009 and September 27, 2008 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
	2009	2008	2009	2008

Net revenues:
Wholesale	$814.6	$846.2	$1,334.1	$1,420.7
Retail	512.5	530.6	975.5	1,023.0
Licensing	47.1	52.1	88.3	98.7
Total Net Revenues	$1,374.2	$1,428.9	$2,397.9	$2,542.4

Operating Income (Loss):
Wholesale	$220.7	$211.7	$296.6	$319.1
Retail	63.5	57.4	133.2	124.5
Licensing	23.5	26.8	49.2	51.0
	307.7	295.9	479.0	494.6
Less:
Unallocated Corporate Expenses	(55.5)	(52.1)	(109.7)	(103.8)
Unallocated Restructuring Charges	(6.3)	(0.9)	(6.7)	(1.3)
Total Operating Income	$245.9	$242.9	$362.6	$389.5

Constant Currency Financial Measures

(In millions)

(Unaudited)

Same - Store Sales Data

	Three Months Ended September 26, 2009				Six Months Ended September 26, 2009
	As Reported		Constant Currency		As Reported		Constant Currency
Ralph Lauren Stores	(18%	)	(16%	)	(21%	)	(19%	)
Factory Stores	(4%	)	(3%	)	(4%	)	(3%	)
Club Monaco	(3%	)	(3%	)	(9%	)	(9%	)
RL Media	12%		12%		13%		13%
Total	(6%	)	(5%	)	(7%	)	(6%	)

Operating Segment Data

	Three Months Ended		Percent Change
	September 26, 2009	September 27, 2008	As Reported		Constant Currency
Wholesale Net Sales	$814.6	$846.2	(4%	)	(3%	)
Retail Net Sales	512.5	530.6	(3%	)	(3%	)
Net Sales	1,327.1	1,376.8	(4%	)	(3%	)
Licensing Revenue	47.1	52.1	(10%	)	(10%	)
Net Revenue	$1,374.2	$1,428.9	(4%	)	(3%	)

	Six Months Ended		Percent Change
	September 26, 2009	September 27, 2008	As Reported		Constant Currency
Wholesale Net Sales	$1,334.1	$1,420.7	(6%	)	(5%	)
Retail Net Sales	975.5	1,023.0	(5%	)	(3%	)
Net Sales	2,309.6	2,443.7	(5%	)	(4%	)
Licensing Revenue	88.3	98.7	(11%	)	(11%	)
Net Revenue	$2,397.9	$2,542.4	(6%	)	(4%	)

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Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.

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ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release, including the statements in the “Fiscal 2010 Outlook” section and oral statements made from time to time by representatives of the Company, contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. These expectations contain risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Polo Ralph Lauren

Investor Relations

James Hurley, 212-813-7862

or

Corporate Communications

Julie Berman, 212-583-2262

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